UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Global Blood Therapeutics, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On August 17, 2022, Global Blood Therapeutics, Inc. provided the following questions and answers to its employees:

GBT EMPLOYEE FAQs
(as of August 17, 2022)

We understand that, as with any transition, you may have questions. This document is intended to provide answers to many of the questions you may have about the Merger between GBT and Pfizer.1

1.	What happens to my ESPP?

For those enrolled in the ESPP, for the purchase periods that end on August 31, 2022 your contributions will be used to purchase GBT shares in accordance with the terms of the ESPP.  Each GBT share purchased through the ESPP will be converted into the right to receive $68.50 in cash without interest (the “Merger Consideration”) upon the closing of the Merger (the “Closing”), which will be paid out to you directly through your E*TRADE brokerage account.

Employees are not permitted to enroll in the ESPP or to increase their contribution (including through increasing payroll deductions or purchase elections) during the ongoing offering periods. As an important note, employees who have enrolled or increased their contribution percentage since August 2, 2022 will be notified shortly by the Finance team that, pursuant to the Merger Agreement, their enrollment or contribution increases will not be processed.

Prior to the Closing, no new offering periods or purchase periods will be commenced.

2.	Will there be any changes to my current base salary and bonus target?

Under the terms of the Merger Agreement, Pfizer has agreed to provide each GBT employee who is employed by GBT immediately prior to the Closing (each, a “Continuing Employee”), for at least one year following the Closing but subject to such employee’s continued employment with GBT or Pfizer, with a base salary and target annual cash bonus opportunity that is no less, in each case, than that provided to such employee immediately prior to the Closing.

3.	Does Pfizer share our commitment to diversity?

Pfizer understands that a diverse, equitable and inclusive culture is paramount to achieving our mission and is committed to maintaining that culture. In the U.S. and around the world, Pfizer works to advance health equity through efforts to reduce health disparities and improve access to care and health outcomes in underserved communities.

1 On August 8, 2022, we announced that the Company has entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Pfizer Inc. (“Pfizer”) and a subsidiary thereof, pursuant to which the Company will, subject to the conditions set forth therein, become a subsidiary of Pfizer via a merger (the “Merger”).

4.	Does Pfizer believe in tackling health inequity?

Pfizer shares our goal of creating a healthier future for all and has made significant strides in developing and delivering transformational therapies that address some of the world’s most devastating diseases. Pfizer will maintain GBT’s commitment to the SCD community while driving continued medical innovation and fostering equitable healthcare solutions that meet the diverse needs of patients around the globe. In the U.S. and around the world, Pfizer works to advance health equity through efforts to reduce health disparities and improve access to healthcare.

5.	What will happen with all the great programs GBT has established for the SCD community (e.g., GBT Foundation?)

Pfizer intends to continue GBT’s commitment to the SCD community. Pfizer understands the importance of the community of patients, healthcare professionals, community-based organizations and other stakeholders that GBT has built, especially in communities of color, and is committed to continue—and expand on—GBT’s efforts. The announcement of the proposed Merger is just the first step in the process, so, while we don’t have all the answers today, we are committed to keeping everyone updated as we work on completing the Merger and joining Pfizer’s rare disease unit.

6.	How can you be confident that integration will go smoothly?

The announcement of the proposed Merger is just the first step in the process, so, while we don’t have all the answers, we are committed to keeping everyone updated as we work on completing the Merger. What we can say is that we are confident that Pfizer is an ideal match for us. Pfizer shares our goal of creating a healthier future for all and has made significant strides in developing and delivering transformational therapies that address the world’s most devastating diseases.

Like us, Pfizer is committed to driving continued medical innovation and fostering equitable health care solutions that meet the diverse needs of patients around the globe. Pfizer also shares our vision of transforming SCD into a well-managed condition and is drawn to our strong connections to the SCD patient community, as well as our expertise and passion.

We are confident that these shared values, together with Pfizer’s record of successfully integrating companies, will support a smooth integration and preserve the diverse, equitable and inclusive culture that has always made GBT a great place to work while advocating for health equity.

7.	What happens upon the Closing to my cash awards granted under the current Stay Plan?

The current Stay Plan will remain in effect following the Closing and your cash awards will continue to vest on the original vesting schedule, subject to your continued employment through each applicable vesting date (i.e., such awards do not get accelerated vesting at the Closing).  In addition, pursuant to the terms of the current Stay Plan, such awards will not accelerate vesting upon any termination of employment.

8.	What happens upon the Closing to my restricted stock units (“RSUs”) granted under the current Stay Plan?

Upon the Closing, RSUs granted prior to August 1, 2022 under the current Stay Plan (whether vested or unvested) will be canceled in exchange for the right to receive a lump-sum cash payment equal to (1) the Merger Consideration (purchase price of $68.50 per share) multiplied by (2) the number of GBT shares subject to such RSUs immediately prior to the Closing.

This cash payment will be paid to you through payroll as soon as practicable following the Closing (subject to any delay required by applicable law) and is subject to applicable withholding taxes.

9.	If my position is eliminated following the Closing, will I be eligible for severance?

It’s premature to speculate on any positions being eliminated. The announcement of the proposed Merger is just the first step in the process – so we don’t have all the answers on integration. We are committed to being as transparent as possible about any potential changes.

Under the Merger Agreement, Pfizer has agreed to provide, for at least one year following the Closing, each Continuing Employee with severance benefits that are no less favorable than those provided to such employee immediately prior to the Closing.  Therefore, each employee who participates in the Company’s Amended and Restated Severance and Change in Control Policy (the “CIC Severance Policy”) immediately prior to the Closing and continues to work for GBT (or Pfizer) following the Closing will be eligible for certain severance benefits and payments upon a qualifying termination within one year following the Closing.

Under the CIC Severance Policy, if a participating employee is terminated without “cause” or resigns for “good reason” (each as defined in the CIC Severance Policy), in each case within one year following the Closing, such employee will be entitled to receive, subject to the terms of the CIC Severance Policy (including his or her execution and non-revocation of a severance agreement containing a general release of claims within 60 days following termination), the following severance benefits:

●	a lump sum cash payment equal to a certain number of months of the employee’s base salary, with such number of months set forth in the table below under “Severance”;

●
a lump sum cash payment equal to (i) a percentage, as set forth below, of the employee’s Target Incentive Bonus (as defined in the CIC Severance Policy) for the year in which the Closing occurs plus (ii) a prorated Target Incentive Bonus payout for the portion of the year in which the Closing occurs, prorated based on the employee’s Target Incentive Bonus and the date of the employee’s termination; and

●
payment of the employer contribution portion of COBRA premiums for a certain number of months or until the end of the employee’s COBRA health continuation period, with such number of months set forth in the table below.

Position	Severance (Amount of Base Salary)	Incentive Bonus	Benefits Continuation
Chief Executive Officer	18 months	150% Target Incentive Bonus and prorated Target Incentive Bonus	18 months
Senior Management Team (“SMT”) members	12 months	100% Target Incentive Bonus and prorated Target Incentive Bonus	12 months
Senior Vice Presidents and Vice Presidents (other than SMT members)	9 months	100% Target Incentive Bonus and prorated Target Incentive Bonus	9 months
All Other Employees	6 months	100% Target Incentive Bonus and prorated Target Incentive Bonus	6 months

For employees hired after August 1, 2022, only those who executed their offer letters prior to August 7, 2022 (the date of the Merger Agreement) will be eligible to participate in the CIC Severance Policy.  Other employees hired after August 1, 2022 will not be eligible to participate in the CIC Severance Policy and will instead be eligible for the regular severance benefits that GBT provides (or, post-Closing, that Pfizer may provide) in the ordinary course of business. As described above, Pfizer has agreed in the Merger Agreement to provide, for at least one year following the Closing, each Continuing Employee with severance benefits that are no less favorable than those provided to such employee immediately prior to the Closing.

10.	Will employees who were hired after August 1, 2022 be eligible for RSUs?

HR will be directly in touch with these employees to discuss their situation.

11.	Will GBT continue to operate under its brand as an independent company within Pfizer, or will it adopt Pfizer’s branding?

If the Merger closes, we expect that GBT will become part of Pfizer’s rare disease unit post-Closing.

12.	How will this impact GBT’s product development pipeline?

Pfizer is committed to investing in GBT’s promising R&D pipeline, including accelerating the development of inclacumab and GBT601. We will continue to advance our discovery and research programs as well as our development programs.

13.	Will this slow down or negatively impact any of GBT’s existing clinical trials?

We do not expect the Merger to negatively impact any of GBT’s existing clinical trials. Pfizer is committed to investing in GBT’s promising R&D pipeline, including accelerating the development of inclacumab and GBT601.

14.	Will there be any layoffs as a result of this announcement?

The announcement of the proposed Merger is just the first step in the process, so, while we don’t have all the answers yet, we are committed to keeping everyone updated as we work on completing the Merger and joining Pfizer’s rare disease unit. Being part of a larger organization will create opportunities and provide new resources, while allowing us to continue focusing on what we do best—transforming SCD patients’ lives.

15.	Does Pfizer intend to maintain or close GBT offices and sites?

The announcement of the proposed Merger is just the first step in the process, so we don’t have all the answers on integration. Our Reimagine Work policy remains in place.

16.	Are there any projects, goals, or initiatives that will be discontinued as a result of this proposed Merger?

Until the Closing, we continue to operate as a separate company and we should stay focused on our mission and the work at hand. In general, over the long term, being part of a larger organization will provide new opportunities and resources, while allowing us to continue focusing on what we do best: transforming the lives of SCD patients.

17.	What will happen to my benefits? Are Pfizer’s healthcare benefits similar to ours?

Between the announcement of the proposed Merger and the Closing, which may occur as early as the fourth quarter of 2022, we continue to operate as a separate company and will continue to manage compensation and benefits and day-to-day roles in the ordinary course of business. The announcement of the proposed Merger is just the first step in the process; any changes, including any potential changes to our healthcare plans, will happen after the Merger closes. Pfizer offers competitive and compelling offerings. More information will be provided to GBT employees following the Closing, including benefits and work-life offerings.

Under the Merger Agreement, Pfizer has agreed to provide each Continuing Employee, for at least one year following the Closing but subject to such employee’s continued employment with GBT or Pfizer, with (i) base salary and target cash incentive opportunities, in each case, that are no less favorable than those provided to such employee immediately prior to Closing, (ii) long-term incentive opportunities (e.g., equity-based awards) that are no less favorable than those provided to similarly situated employees of Pfizer, (iii) if a Continuing Employee experiences a qualifying termination, severance benefits that are no less favorable than those provided to such employee immediately prior to Closing and (iv) other employee benefits (excluding base salary, cash incentive opportunities, long-term incentive opportunities and severance benefits, which are separately addressed) that are substantially comparable in the aggregate to those provided to such employee immediately prior to the Closing.

18.	What does this proposed Merger mean for me?

The announcement of the proposed Merger is just the first step in the process, so, while we don’t have all the answers yet, we are committed to keeping everyone updated as we complete the Merger. While there will inevitably be some change, this Merger is focused on growth and opportunities.

Being part of a larger organization will create opportunities and provide new resources, while allowing us to continue focusing on what we do best—transforming SCD patients’ lives. Until the Closing, which may occur as early as the fourth quarter of 2022, GBT remains a separate company, and it is business as usual, i.e., we and Pfizer will continue to operate as separate companies. It is also important for legal compliance and regulatory reasons to maintain independence between our companies and employees.

19.	Should I continue managing my current duties, projects and responsibilities?

Yes. The announcement of the proposed Merger is just the first step in the process. Until the Closing, GBT remains a separate company, and it is business as usual. We ask that you all stay focused on doing what you do best: providing outstanding care to our patients. That means continuing to focus on all current projects as usual.

20.	Can we trade/sell our company stock or vested shares before the Closing?

We opened the trading window on Tuesday, August 9, 2022, one day after the public announcement of the transaction as well as GBT’s 2Q 2022 financial results. Directors and officers will be required to preclear as provided in GBT’s insider trading policy, and these individuals as well as certain individuals who may have access to material nonpublic information regarding the post-announcement-to-close period may also be subject to preclearance or other trading limitations. We expect that most GBT employees will remain free to trade, subject to GBT’s planned quarterly blackout periods in connection with release of financial results. You are strongly advised to read GBT’s insider trading policy prior to making any trades.

21.	Given that we expect this integration will take place, how are we approaching the next budgeting cycle?

We should and we must (especially on behalf of patients) continue to support our business. Until the Merger closes, our business operations continue in the ordinary course.

22.	Can I start coordinating with Pfizer employees?

No. Until the Closing, we and Pfizer will continue to operate as separate companies. It is also important for legal compliance and regulatory reasons to maintain independence between our companies and employees.

23.	What needs to be completed for the Merger to close?

The Merger is subject to customary closing conditions, including receipt of regulatory approvals and approval by GBT’s stockholders. At a special stockholders’ meeting, all GBT employees who are stockholders will be able to vote, along with all other stockholders. Our board has unanimously approved the Merger.

24.	What can I expect between now and the Closing?

Until the Closing, referred to as the sign-to-close period, GBT remains a separate company, and it is business as usual. We will keep everyone updated as the specific plans for the integration come together over the coming weeks and months. Due to legal reasons, there are limits on how much integration work can occur immediately and we and Pfizer will continue to operate as separate companies.

25.	What happens to my equity awards upon the Closing?

RSUs

Upon the Closing, each RSU outstanding immediately prior to the Closing (other than any RSU that may be granted between the date of the Merger Agreement and the Closing, which will be subject to the terms and conditions that will be communicated at the time of grant), whether vested or unvested, will be cancelled in exchange for the right to receive a lump-sum cash payment equal to (1) the Merger Consideration (purchase price of $68.50 per share) multiplied by (2) the number of GBT shares subject to such RSU immediately prior to the Closing.

This cash payment will be paid to you through payroll as soon as practicable following the Closing (subject to any delay required by applicable law) and is subject to applicable withholding taxes.

Stock Options

Upon the Closing, each stock option outstanding and unexercised immediately prior to the Closing, whether vested or unvested, will be cancelled in exchange for the right to receive a lump-sum cash payment equal to (1) the excess, if any, of the Merger Consideration (purchase price of $68.50 per share) over the exercise price per GBT share subject to such option, multiplied by (2) the number of GBT shares subject to such option immediately prior to the Closing.  Any option that has an exercise price per share that is greater than or equal to the Merger Consideration will be canceled at the Closing for no consideration or payment.

This cash payment will be paid to you through payroll as soon as practicable following the Closing (subject to any delay required by applicable law) and is subject to applicable withholding taxes.

Cautionary Statement Regarding Forward-Looking Statements
This communication contains forward‑looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, related to Pfizer Inc. (“Pfizer”), Global Blood Therapeutics, Inc. (“GBT”) and the acquisition of GBT by Pfizer that are subject to risks, uncertainties and other factors. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including all statements regarding the intent, belief or current expectation of the companies and members of their senior management team. Readers can generally identify forward-looking statements by the use of forward-looking terminology such as “outlook,” “potential,” “continue,” “may,” “seek,” “approximately,” “predict,” “believe,” “expect,” “plan,” “intend,” “poised,” “estimate” or “anticipate” and similar expressions or the negative versions of these words or comparable words, as well as future or conditional verbs such as “will,” “should,” “would,” “likely” and “could”. Forward-looking statements include, without limitation, statements regarding the transactions and related matters; prospective performance and opportunities; post-closing operations and the outlook for the companies’ businesses; filings and approvals relating to the transactions; the expected timing of the transactions; the ability to complete the transactions considering the various closing conditions; and any assumptions underlying any of the foregoing. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and are cautioned not to place undue reliance on these forward-looking statements. We can give no assurance that the plans, intentions, expectations or strategies will be attained or achieved, and, furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond our control, including, without limitation, uncertainties as to the timing of the transactions; the risk that the transactions may not be completed in a timely manner or at all; risks and uncertainties related to receiving the approval of GBT’s stockholders; the possibility that competing offers or acquisition proposals for GBT will be made; the possibility that any or all of the various conditions to the consummation of the transactions may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities (or any conditions, limitations or restrictions placed on such approvals); the risks that drug-related adverse events may be observed during commercialization or clinical development; the risk that data and results may not meet regulatory requirements or otherwise be sufficient for further development, regulatory review or approval; risks related to clinical trials and other studies (including the anticipated timing of clinical data, the funding therefor, anticipated patient enrollment, trial outcomes, timing or associated costs); the occurrence of any event, change or other circumstance that could give rise to the termination of the definitive agreement for the transactions, including in circumstances which would require GBT to pay a termination fee; the effect of the announcement or pendency of the transactions on GBT’s ability to retain and hire key personnel, its ability to maintain relationships with its third-party payors, customers, distributors, suppliers and others with whom it does business or its operating results and business generally; risks related to diverting management’s attention from GBT’s ongoing business operations; the risk that stockholder litigation in connection with the transactions may result in significant costs of defense, indemnification and liability; difficulties or unanticipated expenses in connection with integrating the companies; and other factors discussed in the “Risk Factors” and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of GBT’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the Securities and Exchange Commission (“SEC”) on February 23, 2022, and in our most recent Quarterly Report on Form 10-Q filed with the SEC, as well as discussions of potential risks, uncertainties and other important factors in our subsequent Current Reports on Form 8-K and other filings with the SEC. In addition to the risks described above, other unknown or unpredictable factors also could affect GBT’s results. As a result of these factors, we cannot assure you that the forward‑looking statements in this communication will prove to be accurate. Furthermore, if our forward‑looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward‑looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. The forward‑looking statements in this communication represent our views as of the date of this communication. We anticipate that subsequent events and developments may cause our views to change. However, while we may elect to update these forward‑looking statements at some point in the future, we undertake no obligation to publicly update any forward‑looking statements, whether as a result of new information, future events or otherwise, except as required by law. You should, therefore, not rely on these forward‑looking statements as representing our views as of any date subsequent to the date of this communication. You should read this communication and the documents that we reference in this communication completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward‑looking statements by these cautionary statements.

Participants in the Solicitation
GBT and its directors, executive officers and other members of management and employees, under SEC rules, may be deemed to be “participants” in the solicitation of proxies from stockholders of GBT in favor of the proposed transactions. Information about GBT’s directors and executive officers is set forth in GBT’s proxy statement on Schedule 14A for its 2022 Annual Meeting of Stockholders, which was filed with the SEC on April 28, 2022. To the extent holdings of GBT’s securities by its directors or executive officers have changed since the amounts set forth in such 2022 proxy statement, such changes have been or will be reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. Additional information concerning the interests of GBT’s participants in the solicitation, which may, in some cases, be different than those of GBT’s stockholders generally, will be set forth in GBT’s proxy statement relating to the proposed transaction when it becomes available.

Additional Information and Where to Find It
This communication may be deemed to be solicitation material in respect of the proposed acquisition of GBT by Pfizer. In connection with the proposed transaction, GBT intends to file relevant materials with the SEC, including GBT’s proxy statement in preliminary and definitive form. The definitive proxy will be mailed to GBT’s stockholders in connection with the proposed transaction. This communication is not a substitute for the proxy statement or any other document that may be filed by GBT with the SEC. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND STOCKHOLDERS OF GBT ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING GBT’S PROXY STATEMENT (IF AND WHEN AVAILABLE) OR ANY DOCUMENTS INCORPORATED BY REFERENCE, BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Any vote in respect of resolutions to be proposed at GBT’s stockholder meeting to approve the proposed transaction or other responses to the proposed transaction should be made only on the basis of the information contained in GBT’s proxy statement. Investors and security holders are or will be able to obtain the documents (if and when available) free of charge on the SEC’s website at www.sec.gov or by directing a request to GBT at investor@gbt.com.

No Offer or Solicitation
This communication is not intended to and shall not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities, or a solicitation of any vote or approval, nor shall there be any offer, solicitation or sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made in the United States absent registration under the U.S. Securities Act of 1933, as amended, or pursuant to an exemption from, or in a transaction not subject to, such registration requirements.